Exhibit 99.1
Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179	Company Contacts (305-947-1664): Howard Sipzner, EVP and CFO Feryal Akin, Communications

FOR IMMEDIATE RELEASE:

Equity One Reports Strong Second Quarter 2006 FFO per Share and
Announces Expansion of Its Share Repurchase Program to $100 Million from $50 Million

North Miami Beach, FL; August 1, 2006 - Equity One, Inc. (NYSE:EQY), an owner, developer and operator of community and neighborhood shopping centers located in high growth markets in the southern and northeastern United States, announced today its financial results for the three- and six-month periods ended June 30, 2006. The second quarter 2006 results reflect the Company’s sale in April 2006 of 29 Texas properties to a joint venture in which the Company retained a 20% interest. The highlights are as follows:

Second Quarter 2006 Financial Highlights

•
Net income totaled $111.3 million, compared to $25.1 million for 2005. Net income for the second quarter of 2006 included $92.7 million of gains on the sale of income producing real estate, while the second quarter of 2005 included $3.8 million of gains on the sale of income producing real estate;

•	Net income per diluted share was $1.49 versus $0.34 in 2005;
•	Funds from Operations (“FFO”) totaled $30.8 million versus $32.4 million in 2005;
•	FFO per diluted share was $0.41 versus $0.43 in 2005;
•	Interest expense coverage ratio equaled 3.2 times for the second quarter of 2006; and
•	Net debt to total market capitalization measured 36.9% as of June 30, 2006.

Second Quarter 2006 Operating Highlights

•	Produced a 3.1% increase in same property net operating income (“NOI”) and an overall NOI margin of 71.4%;
•	Increased the average rental rate by 5.2% to $12.95 per square foot on 78 lease renewals aggregating 289,460 square feet;
•	Executed 86 new leases totaling 265,397 square feet at an average rental rate of $13.45 per square foot, representing a 32.3% spread versus the average rate on lost leases;
•	Completed and leased $14.1 million of development projects with an incremental NOI yield on cost of approximately 9.8%; and
•	Achieved an occupancy rate of 95.0% in the core shopping center portfolio at June 30, 2006.

Second Quarter 2006 Investment and Financing Activities

•
Completed the sale of 29 Texas shopping centers and associated land parcels to EQYInvest Texas, LLC (the “JV”) on April 25, 2006 for aggregate consideration of $387.2 million and recorded total gains on the sale of $92.1 million. In connection with the sale, we realized net proceeds of approximately $308.7 million and received a 20% interest in the JV. In addition, we will manage and lease the properties on behalf of the JV;

•	Acquired three retail centers and a parcel of land held for future development for aggregate consideration of $31.0 million;
•
Repaid $50.0 million of senior unsecured notes at maturity and pre-paid or defeased a total of $68.7 million of mortgage notes. $54.4 million of the mortgage prepayments and defeasances were completed in connection with the JV transaction and resulted in an aggregate charge to earnings and FFO of $2.0 million in the second quarter of 2006;

•	Purchased 2.3 million shares of our common stock for total consideration of $50.0 million; and
•	Paid a $1.00 per share special dividend and a $0.30 per share regular dividend on June 30, 2006.

“The second quarter of 2006 could very well be a turning point for Equity One,” stated Chaim Katzman, Chairman and Chief Executive Officer of Equity One, “during which we made progress on a series of initiatives to enhance future earnings growth. The combination of our successful sale of 29 Texas properties to a joint venture in which we will retain a 20% interest, a more productive leasing effort across our retail platform, a focus on value-added acquisitions and the expansion of our development and redevelopment pipeline has strengthened our operational results. I am particularly impressed with our leasing efforts which increased our renewal rents by 5.2%, achieved a gain of 32.3% on new leases rates, added $1.5 million of annualized minimum rent, increased our core occupancy to 95% and produced a 3.1% gain in same store net operating income. Our strong financial condition facilitates these activities and led our Board of Directors to declare and pay a $1.00 special dividend and expand our share repurchase program to $100 million. We believe that our focus on the ownership of neighborhood shopping centers anchored by leading supermarkets, drug stores and discount retailers in the southern and northeastern United States will continue to deliver superior results for our stockholders, debt providers and other constituencies.”

FINANCIAL OVERVIEW

For the three months ended June 30, 2006, FFO was $30.8 million versus $32.4 million for the comparable period in 2005. FFO per diluted share totaled $0.41 in the second quarter of 2006 versus $0.43 in the second quarter of 2005. Net income in the second quarter of 2006 was $111.3 million versus $25.1 million in the second quarter of 2005. Net income per diluted share was $1.49 for the second quarter of 2006 versus $0.34 for 2005. Total revenue in the second quarter of 2006 was $60.3 million versus $63.9 million in the second quarter of 2005.

The second quarter of 2006 included $92.7 million in gains on the sale of income producing real estate, while the second quarter of 2005 included $3.8 million of gains on the sale of income producing real estate. The second quarter of 2006 also included a $2.0 million expense related to the early extinguishment of debt and a $0.6 million expense related to the termination of existing leases, while the corresponding period in 2005 did not have these expenses.

For the six months ended June 30, 2006, FFO was $64.7 million versus $63.0 million for the comparable period in 2005. FFO per diluted share totaled $0.86 for the six months ended June 30, 2006 versus $0.85 for the comparable period in 2005. Net income for the six months ended June 30, 2006 was $133.7 million versus $46.9 million for the comparable period in 2005. Net income per diluted share was $1.77 for the second quarter of 2006 versus $0.63 for the comparable period in 2005. Total revenue in the six months ended June 30, 2006 was $126.7 million versus $125.0 million for the comparable period of 2005.

The six months ended June 30, 2006 included $93.2 million in gains on the sale of income producing real estate, while the comparable period in 2005 included $5.4 million of gains on the sale of income producing real estate. The six months ended June 30, 2006 also included a $2.3 million expense related to the early extinguishment of debt and a $1.0 million expense related to the termination of existing leases, while the corresponding period in 2005 did not have these expenses.

At June 30, 2006, our fully diluted total market capitalization equaled $2.4 billion, comprising 73.9 million shares of common stock and $904.8 million of net debt (excluding any unamortized fair market premium/discount and net of cash). Our ratio of net debt to total market capitalization was 36.9% and our ratio of net debt to gross real estate securities investments was 46.1%.

PORTFOLIO OVERVIEW

As of June 30, 2006, the Company owned a total of 198 properties (including 29 in an unconsolidated joint venture) encompassing 128 supermarket-anchored shopping centers, four drug store-anchored shopping centers, 54 other retail-anchored shopping centers, five development parcels and seven non-retail properties. As of June 30, 2006, our core shopping center portfolio was 95.0% occupied, and featured an average base rent of $10.03 per leased square foot.

During the second quarter of 2006, we renewed 78 leases aggregating 289,460 square feet and increased the average rental rate 5.2% to $12.95 per square foot. We also signed 86 new leases aggregating 265,397 square feet at an average rental rate of $13.45 per square foot, a gain of 32.3% versus the $10.17 average rental rate for lost leases. As a result of these activities, we achieved net absorption of 40,819 square feet and added approximately $1.5 million of annualized minimum rent in the second quarter of 2006.

Excluding lease termination revenues, our same property net operating income increased 3.1% for the quarter ended June 30, 2006 compared to the quarter ended June 30, 2005, comprising 138 properties for which the occupancy rate was 95.0% compared to 94.5%, respectively. For the six months ended June 30, 2006, our same property net operating income increased 3.1% compared to the six months ended June 30, 2005, comprising the same 138 properties.

ACQUISITIONS AND DISPOSITIONS

During the three months ended June 30, 2006, we acquired three retail centers and a parcel of land held for future development. To date in 2006, we have acquired the following properties:

Shopping Center	Location	Square Feet/ Acres	Purchase Price (in thousands)
Dolphin Village	St. Pete Beach, FL	138,129	$28,000
Brookside Plaza	Enfield, CT	210,787	28,500
Commonwealth II	Jacksonville, FL	53,598	600
Piedmont Peachtree Crossing	Buckhead, GA	152,239	47,950
Prosperity Office Building	Palm Beach Gardens, FL	3,200	1,400
Alafaya Village	Orlando, FL	39,477	6,638
Sunpoint Shopping Center	Ruskin, FL	132,374	7,500
Chapel Trail Plaza	Pembroke Pines, FL	56,378	8,900
Deep Creek Land	Fairburn, GA	101 acres	8,000
Total acquisitions			$137,488

During the three months ended June 30, 2006, we completed the sale of 29 Texas properties, as well as two other centers located in Texas. Also, a joint venture entity in which we have a 50% interest sold its land parcel. To date in 2006, we have disposed of the following income producing properties:

Shopping Center	Location	Square Feet/ Acres	Gross Sales Price (in thousands)	Gain on Sale (in thousands)
Scottsville Square	Bowling Green, KY	38,450	$2,500	$478
Sutherland Lumber	Marble Falls, TX	53,571	2,000	3
29 Texas properties	Texas	2,805,322	371,659	87,081
Hedwig	Houston, TX	69,504	13,350	5,634
Total sales of income producing properties			$389,509	$93,196

In addition, to date in 2006, we have disposed of the following non-depreciable properties:

Shopping Center	Location	Square Feet/ Acres	Gross Sales Price (in thousands)	Gain on Sale (in thousands)
2 Westridge parcels	McDonough, GA	2.0 acres	$1,458	$519
6 Texas land parcels	Texas		15,513	5,082
Parcel F land parcel *	Palm Beach Gardens, FL	3.2 acres	3,850	1,650
Total sales of non-depreciable properties			$20,821	$7,251

Total sales of all properties			$410,330	$100,447

* The $1.65 million gain has been recorded as “Equity in income from unconsolidated joint ventures” in the income statement.

DEVELOPMENTS AND REDEVELOPMENTS

As of June 30, 2006, we had various development and redevelopment projects underway or in the planning stage totaling approximately $153.0 million of asset value, which based on current plans and estimates, are expected to require $24.2 million of additional capital to complete beyond the $128.8 million already invested. These include:

•	The near-term completion of two supermarket-anchored shopping centers, in McDonough, Georgia, and Huntsville, Alabama;

•	Belfair Towne Village in Bluffton, South Carolina, where we are adding 41,250 square feet of retail space to the existing center;

•	St. Lucie West Plaza, adjacent to our Cashmere Corners property in Port St. Lucie, Florida, where we are building 20,000 square feet of retail shops;

•	Windy Hill in North Myrtle Beach, South Carolina, where we are adding 4,000 square feet of retail space to the existing center;

•	West Roxbury in West Roxbury, Massachusetts, where we are adding 8,000 square feet of retail space to the existing center; and

•	Bluebonnet Village in Baton Rouge, Louisiana, where we are adding 10,750 square feet of retail space to the existing center.

These developments and redevelopments are scheduled for completion beginning in the third quarter of 2006. During the six months ended June 30, 2006, we completed and leased a total of $18.1 million of development and redevelopment projects resulting in incremental net operating income of approximately $1.8 million on an annualized basis.

INVESTMENT IN DIM VASTGOED, N.V.

As of June 30, 2006, we directly and indirectly owned approximately 3.7 million ordinary shares of DIM Vastgoed N.V., representing 48.1% of its total outstanding ordinary shares. DIM Vastgoed N.V. is a public company organized under the laws of the Netherlands the shares of which are listed on Euronext Amsterdam and which operates as a closed-end investment company owning and operating a portfolio of 19 shopping centers aggregating 2.7 million square feet in the southeastern United States.

FFO AND EARNINGS GUIDANCE

Based on current plans and assumptions and subject to the risks and uncertainties more fully described in Equity One’s reports filed with the Securities and Exchange Commission, we are maintaining our previously announced guidance for calendar year 2006 FFO per diluted share to be between $1.65 and $1.72, and expect our third quarter 2006 FFO per diluted share to be between $0.40 and $0.43. This guidance is provided for informational purposes and is subject to change. The following is a reconciliation of the calculation of FFO per diluted share and earnings per diluted share:

Guidance for 2006	Range or Value
Earnings per diluted share	$2.27	to	$2.33
Less: gains on sale of real estate	(1.23)		(1.23)
Plus: real estate depreciation	0.61	to	0.62

FFO per diluted share	$1.65	to	$1.72

Guidance for third quarter 2006	Range or Value
Earnings per diluted share	$0.25	to	$0.28
Plus: real estate depreciation	0.15		$0.15

FFO per diluted share	$0.40	to	$0.43

For guidance purposes, we have not included gains from the sale of real estate not otherwise disclosed, the impact on operating income from future sales of properties or losses from impairment write-downs of our assets or securities.

EXPANSION OF SHARE REPURCHASE PROGRAM

The Board of Directors of Equity One has increased the authorization of our previously announced common stock repurchase program from $50 million to $100 million, of which a total of approximately $50 million has already been used to purchase 2.25 million shares at an average price of $22.19 per share. These purchases were completed in the second quarter of 2006 prior to the June 16, 2006 record date for our $1.00 special dividend and $0.30 regular dividend. Future purchases of shares of common stock will be made in the open market or in privately negotiated transactions, at the discretion of the Company's management and as market conditions warrant, during the period commencing August 4, 2006 through December 31, 2006.

ACCOUNTING AND OTHER DISCLOSURES

We believe Funds from Operations (“FFO”) (combined with the primary GAAP presentations) is a useful, supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry, particularly REITs. The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”

FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.” We believe that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from our FFO measure. Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

FFO is presented to assist investors in analyzing our operating performance. FFO (i) does not represent cash flow from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is not an alternative to cash flow as a measure of liquidity, and (iv) should not be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating our operating performance. We believe net income is the most directly comparable GAAP measure to FFO.

CONFERENCE CALL/WEB CAST INFORMATION

We will host a conference call on Wednesday, August 2, 2006, at 1:00 p.m. EST to review our performance for the second quarter 2006. Investors may join the call by dialing 800-510-0146 (U.S./Canada) or 617-614-3449 (international) using pass code 55892054. The call will also be web-cast and can be accessed in a listen-only mode at Equity One’s web site at www.equityone.net.

If you are unable to participate during the call, a replay will be available following the call on our web site. You may also access the replay by dialing 888-286-8010 (U.S./Canada) or 617-801-6888 (international) using pass code 11086879. The telephone replay will be available through August 9, 2006.

FOR ADDITIONAL INFORMATION

For a copy of our second quarter supplemental information package, please access the “Financial Reports” section in our web site at www.equityone.net. To be included in our e-mail distributions for press releases and other company notices, please send your e-mail address to Feryal Akin at fakin@equityone.net.

LOOKING AHEAD - THIRD QUARTER CONFERENCE CALL

We anticipate that we will release our third quarter 2006 earnings on Tuesday, October 31, 2006, after the market close and will host our third quarter 2006 conference call on Wednesday November 1, 2006, at 1:00 p.m. EDT. We expect to issue a press release in advance of these events to confirm the dates and times and provide all related information.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements is based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in Florida, Georgia, Massachusetts and the other states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC.
UNAUDITED SUMMARY FINANCIAL INFORMATION
(In thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2006	2005	2006	2005
Total Revenues	$60,344	$63,921	$126,730	$125,041
Net Income	$111,347	$25,143	$133,712	$46,933
Earnings per share (basic)	$1.50	$0.34	$1.79	$0.64
Earnings per share (diluted)	$1.49	$0.34	$1.77	$0.63
Number of shares used in computing earnings per share
Basic	74,359	73,636	74,753	73,341
Diluted	75,071	74,656	75,488	74,377

Reconciliation of Net Income to Funds from Operations

Funds from Operations is a non-GAAP financial measure. We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs.

The following table reflects the reconciliation of FFO to net income, the most directly comparable GAAP measure, for the periods presented:

	For the three months ended June 30,		For the six months ended June 30,
	2006	2005	2006	2005
Net income	$111,347	$25,143	$133,712	$46,933
Adjustments
Rental property depreciation and amortization	11,493	10,938	23,532	21,384
Gain on sale of depreciable real estate	(92,704)	(3,757)	(93,196)	(5,372)
Pro rata share of real estate depreciation from unconsolidated joint venture	508	-	508	-
Minority interest	122	27	150	55
Funds from operations	$30,766	$32,351	$64,706	$63,000

EQUITY ONE, INC.
UNAUDITED SUMMARY FINANCIAL INFORMATION
(In thousands)

Reconciliation of Earnings per Diluted Share to Funds from Operations per Diluted Share

The following table reflects the reconciliation of FFO per diluted share to earnings per diluted share, the most directly comparable GAAP measure, for the periods presented:

	For the three months ended June 30,		For the six months ended June 30,
	2006	2005	2006	2005
Earnings per diluted share *	$1.49	$0.34	$1.77	$0.63
Adjustments
Rental property depreciation and amortization	0.15	0.14	0.31	0.29
Gain on sale of depreciable real estate	(1.24)	(0.05)	(1.23)	(0.07)
Pro rata share of real estate depreciation from unconsolidated joint venture	0.01	-	0.01	-
Funds from operations	$0.41	$0.43	$0.86	$0.85

* Earnings per diluted share reflect the add-back of minority interest(s) which are convertible to shares of our common stock.

Balance Sheet Data	June 30, 2006	December 31, 2005

Investments in real estate
(before accumulated depreciation)	$1,880,611	$2,020,475

Total assets	$1,963,907	$2,052,033

Mortgage notes payable	$366,699	$446,925

Unsecured revolving credit facilities	$47,000	$93,165

Unsecured senior notes payable	$538,999	$465,404

Total liabilities before minority interests	$1,020,522	$1,077,879

Stockholders’ equity	$942,396	$972,729

Total liabilities and stockholders’ equity	$1,963,907	$2,052,033